UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 28, 2008

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

California	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

    3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code                (415) 421-7900

                                                 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In January 2006, Williams-Sonoma, Inc. (“Williams-Sonoma” or the “Company”) issued an aggregate of 450,000 restricted stock unit awards (the “2006 Awards”) to three of its named executive officers—Laura Alber, David DeMattei and Sharon McCollam—under the Company’s 2001 Long-Term Incentive Plan (the “Plan”) which, in order to vest, require that the Company attain an earnings per share (“EPS”) growth target through their vest dates of January 31, 2010 and January 30, 2011. In addition, the Company issued an aggregate of 102,000 restricted stock unit awards to five of its named executive officers—W. Howard Lester, Laura Alber, Pat Connolly, David DeMattei and Sharon McCollam—in May 2008 (the “2008 Awards” and, together with the 2006 Awards, the “Awards”) which, in order to vest, require that the Company obtain an EPS target for fiscal year 2008. Based on the Company’s current diluted EPS forecast for fiscal year 2008 and a fundamental change in the Company’s outlook for the U.S. economy and its future impact on the Company’s business, it is no longer probable that the Awards will vest. As a result, we are required to reverse the compensation expense recorded to date that was associated with these awards. The financial impact of this compensation expense reversal is a benefit of approximately $0.06 per share during the third quarter of fiscal 2008.

On October 28, 2008, the Compensation Committee of the Company’s Board of Directors (the “Committee”) completed an analysis of whether (i) the Awards are providing effective retention benefits to the Company and (ii) whether certain amendments to the Awards are desirable in order to create stronger retention benefits for the Company.

The Committee determined that it is in the best interest of the Company to approve certain amendments to the Awards. The amendments include a modification to remove the performance vesting criteria. However, the time-based vesting requirements will remain the same. The 2006 Awards will vest with respect to 50% of the underlying shares on each of January 31, 2010 and January 30, 2011 only if the recipients remain employed by the Company through such dates. The 2008 Awards will vest in full on May 2, 2012 only if the recipients remain employed by the Company through such date. The modification requires the Awards to be revalued at their current fair value and compensation expense to be recorded over their remaining time-based vesting period.

Item 7.01. Regulation FD Disclosure

On October 29, 2008, the Company issued a press release announcing updated guidance for the Company’s financial results for its third quarter ending November 2, 2008, its fourth quarter ending February 1, 2009 and its fiscal year ending February 1, 2009. A copy of the Company’s press release is attached as Exhibit 99.1. The attached exhibit is provided under Item 7.01 of Form 8-K and is furnished to, but not filed with, the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure

As a result of the recent significant decline in the trading price of the Company’s stock, a total of 1,000,000 shares of common stock owned by W. Howard Lester, our Chairman of the Board and Chief Executive Officer, were sold to satisfy Mr. Lester’s collateral requirement under a line of credit he holds with a financial institution. These sales occurred on October 13, 2008 and October 14, 2008, as previously disclosed by Mr. Lester on a Form 4 filed on October 15, 2008, and were completed without Mr. Lester’s consent at the time of sale, and despite his efforts to make alternative collateral arrangements.

Mr. Lester now owns 6,216,662 shares of Williams-Sonoma common stock (excluding any shares held in his 401(k) account, restricted stock units and options to purchase shares of common stock), all of which continue to secure his outstanding indebtedness with certain financial institutions. These shares may be subject to further sales without Mr. Lester’s consent at the time of sale in certain circumstances. No other shares of Williams-Sonoma common stock owned by the Company’s directors and officers are pledged to third parties.

Item 9.01. Financial Statements and Exhibits

(d)	List of Exhibits:

99.1	Press Release dated October 29, 2008 titled “Williams-Sonoma, Inc. Lowers Third Quarter and Fiscal Year 2008 Guidance to Reflect the Impact of Current Sales Trends”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date:	October 29, 2008	By:	/s/ Sharon L. McCollam
Sharon L. McCollam
Executive Vice President,
Chief Operating and Chief Financial Officer

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